11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN TO FILE FORM 12b-25 TO EXTEND FILING DATE OF 2007 FORM 10-K

Noven Postpones Earnings Announcement and Related Analyst Conference Call

Noven Provides Preliminary Unaudited Financial Information

Miami, FL, March 12, 2008 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced that, for the reasons described below, it intends to file a Form 12b-25 with the United States Securities and Exchange Commission (the “SEC”), which will extend the due date for filing Noven’s 2007 Form 10-K to April 1, 2008. Noven also announced that it has postponed its planned press release and conference call related to its financial results for the quarter and year ended December 31, 2007, and provided preliminary unaudited financial information for those periods.

SEC Comment Letters
Noven is extending the due date for filing its 2007 Form 10-K in order to address an open accounting matter relating to revenue recognition raised in an SEC comment letter. The open matter relates to Noven’s accounting policy of deferring revenue recognition of non-refundable upfront milestone payments and recognizing them as revenues over the estimated life of its related licensed products. In an SEC comment letter received in December 2007, and in a follow-up comment letter received in February 2008 following Noven’s response to the first letter, the SEC staff has asked Noven to clarify its basis for deferring the recognition of such milestone payments, including the approval and sales milestones that Noven has received from Shire in connection with the license of Noven’s Daytrana™ product.

Noven has responded to the SEC comment letters. Based on recent communications with the SEC staff, Noven has determined that the revenue recognition comment remains under consideration and analysis by the SEC. Noven is continuing to work with the SEC staff to resolve the open matter. While Noven expects to file its 2007 Form 10-K by the extended filing date, it cannot assure that it will be able to satisfactorily resolve the open matter and file within that timeframe.

“Noven has consistently applied an accounting policy of recognizing license revenues from these milestone payments over the estimated life of its licensed products,” said Michael D. Price, Noven’s Vice President & Chief Financial Officer. “We believe that this is an appropriate method of accounting because, among other things, it properly reflects the manner and period over which the licensee has the benefit of the license. We are working closely with the SEC staff to resolve this matter, and look forward to reporting 2007 financial results as soon as possible.”

Preliminary Unaudited Information Based on Current Accounting Policy
In connection with its decision to extend the due date for filing its 2007 Form 10-K, Noven is providing preliminary unaudited information for the quarter and year ended December 31, 2007. This information assumes that there is no required change to Noven’s current accounting policy on revenue recognition as a result of the SEC comment letters or otherwise.

Under the company’s current policy of deferring milestone and similar payments, for the quarter ended December 31, 2007, Noven would report net revenues of $23.2 million, equity in earnings of Novogyne Pharmaceuticals (its joint venture with Novartis Pharmaceuticals Corporation) of $10.8 million, and net income of $1.0 million, or $0.04 diluted earnings per share. Noven’s results for the fourth quarter will include a $3.3 million charge related to employee separation arrangements, as noted below.

Also under its current accounting policy, for the year ended December 31, 2007, Noven would report net revenues of $83.2 million, equity in earnings of Novogyne of $35.9 million, and a net loss of $45.4 million, or $1.84 loss per share. Noven’s results for 2007 will include charges aggregating $106.8 million, as described below.

Noven’s 2007 consolidated financial results will include the results of operations of JDS Pharmaceuticals, a specialty pharmaceutical company acquired by Noven, from the acquisition date of August 14, 2007 through December 31, 2007. Noven’s 2007 results will also include the following charges:

•	a one-time charge of $100.2 million reported in the 2007 third quarter relating to the portion of the JDS acquisition purchase price allocated to in-process research and development;

•	a $3.3 million charge reported in the 2007 third quarter related to payments to Shire plc in connection with the voluntary market withdrawal of a portion of Daytrana™ product; and

•	an aggregate $3.3 million charge expected to be reported in the 2007 fourth quarter related to separation arrangements associated with the retirement of certain executive officers.

Noven’s actual results for 2007 would be materially different than the preliminary unaudited information discussed in this press release if Noven were required to change its revenue recognition accounting policy for upfront milestone payments. Such a change in accounting policy would also likely result in a restatement of Noven’s financial results for 2006 and/or other periods. In any event, resolution of the accounting for milestone payments is not expected to have any impact on Noven’s cash flows or liquidity since it relates only to the timing of the recognition of previously-received milestone payments.

Postponement of Earnings Release and Conference Call
Noven is postponing its earnings press release and related earnings conference call (previously scheduled for 8:30 a.m. Eastern time on March 13, 2008). Noven will announce plans for the rescheduled press release and conference call in a future press release.

About Noven
Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a specialty pharmaceutical company engaged in the research, development, manufacture, marketing and sale of prescription pharmaceutical products. Noven’s commercialized transdermal products utilize its proprietary DOT Matrix® drug delivery technology and include Vivelle-Dot® (estradiol transdermal system), the most prescribed estrogen patch in the U.S., and Daytrana™ (methylphenidate transdermal system), the first and only patch approved for the treatment of ADHD. Oral products currently offered through the Noven marketing and sales infrastructure consist of Pexeva® (paroxetine mesylate) and Lithobid® (lithium carbonate). Developmental products in psychiatry consist of Stavzor™ (delayed release valproic acid capsule), Lithium QD (once-daily lithium carbonate), and Stavzor™ ER (extended release valproic acid capsule). The development program in women’s health consists of Mesafem™ (low-dose paroxetine mesylate), a non-hormonal product scheduled to enter Phase 3 clinical trials for vasomotor symptoms (hot flashes). See www.noven.com for additional information.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Noven’s control.

These risks and uncertainties include: the risk that the SEC may not ultimately agree with Noven’s accounting for its Daytrana™ and other milestone payments, which would, among other things, require Noven to restate its financial results for prior years, result in materially different financial results in 2007 than the preliminary unaudited financial information referred to in this press release, and cause Noven to cease amortizing all or a portion of its deferred Daytrana and other license revenues in future periods, which would have the effect of reducing Noven’s revenues in future periods by the amount that would have otherwise been recognized; the risk that Noven is unable to resolve the open accounting issue discussed in this release and file its Form 10-K within the 15-day extended filing deadline, in which case Noven would, among other things, likely be required to seek from NASDAQ an extension of time to file its Form 10-K in order to avoid possible de-listing of its common stock from the NASDAQ Global Market. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916